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                                                               EXHIBIT 10.19



                  ENERGY WEST SENIOR MANAGEMENT INCENTIVE PLAN
                                     FY 2002

1.  INTRODUCTION

         This management incentive plan has been approved by the Board of Directors for the purpose of compensating senior executives of ENERGY WEST on a basis that reflects rewards for increasing shareholder value.

2.  DEFINITIONS

         a. Annual Incentive -- means the amount paid to a Participant at the conclusion of fiscal year 2002. It is calculated on the basis of Economic Value Added targets, Earnings per Share targets, and, in the case of Division Managers, Net Income targets.

         b. EPS -- means earnings per share as reported in the audited financial statements of ENERGY WEST, Incorporated.

         c. Participant -- A person is a Participant in the plan if he or she is in one of the following positions during the fiscal year 2002, Chief Executive Officer, Corporate Vice Presidents and Assistant Vice Presidents.


3.  QUALIFICATION

         A Participant qualifies for the Annual Incentive if he or she served in the capacity of a Participant at any time during the fiscal year. Participants who do not hold the position of a Participant during the entire fiscal year but do qualify as a Participant for some portion of the fiscal year shall receive a partial incentive pro rated for the percentage of the year he or she qualified as a Participant.

4.  INCENTIVE TARGETS

         The CEO, Vice President and General Counsel, and Assistant Vice President (Corporate Group) will receive incentives based on the achievement of the following two targets which will be weighted equally:

                  a.  Consolidated EVA of negative $200,000
                  b.  Consolidated EPS target of $1.00.



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         The Vice President responsible for the Natural Gas Operations of Energy
         West, the Vice President responsible for Energy West Propane, and the Vice President of Administration (responsible for Energy West
         Resources) will each receive an incentive based on the following three criteria, weighted as indicated:

                  a.  Consolidated EVA of  $200,000 (25%)
                  b.  Consolidated EPS of $1.00 (25%)
                  c. Budgeted Net Income Target for the business unit of responsibility (50%)

5.   CALCULATION OF INCENTIVE

         Incentives will be calculated on the basis of 20% of base pay assuming the targets are met. If the targets are not met or if they are exceeded, the incentive will be adjusted down or up accordingly. The amount the incentive is adjusted will be calculated as follows.

         For Corporate Group:
         Determination of the incentive portion attributable to achievement of EVA will be pro-rated in accordance with the attached chart. The target pay out is 10% for an EVA of between $200,000 and $300,000. An EVA of less than $200,000 will result in an incentive pro rated on the slope of the line indicated on the EVA chart. Likewise, an EVA of over $300,000 will be prorated consistent with the slope of the line on the attached chart.

         Funding for achievement of EPS begins at 90% of the $1.00 EPS target (or $.90). achievement between $.90 and $1.00 will be calculated by using the slope of the line on the attached EPS chart. Likewise an EPS achievement of over $1.00 will be pro-rated with the slope of the line on the attached EPS Chart.

         For Division Group:
         Funding for EVA and EPS achievement will be calculated at a rate of 50% of the funding of the Corporate Group.

         Funding for Net Income will begin at 90% of the Net Income Target for the business unit. Achievement of 90% of the business unit target and 100% of the business unit target will be prorated. Likewise achievement of in excess of the business unit target will be prorated at the same ratio as used for achievement of achievement of less than the business unit target. (For example exceeding the business unit target by 10% will result in a payout of 10% of base salary for the business unit portion of the calculation.)